November 7, 2000



Emerging Vision, Inc.
1065 Avenue of the Americas, 31st Floor
New York, New York 10018
Attention: Gregory T. Cook
President and Chief Executive Officer

Dear Mr. Cook:

         This is to confirm the agreement between Emerging Vision, Inc. (together with its subsidiaries, collectively, the "Company") and Balfour
Investors Incorporated ("Balfour") pursuant to which Balfour will act as financial advisor to the Company in connection with the proposed sale (the
"Sale") of substantially all of the assets of the Company's (i) ambulatory surgery center located in Garden City, New York (the "Center") and (ii) retail optical division, which operates principally under the trade names "Sterling Optical" and "Site for Sore Eyes" (collectively, "Sterling Optical").

         During the term of our engagement, we will provide you with financial advice and assistance in connection with the Sale, including: (i) analyzing the structure of the Sale of the Center and Sterling Optical and making recommendations with respect thereto; (ii) providing advice and assistance in reviewing and assessing the relative merits of offers received for each of the Center and/or Sterling Optical from all offerees including, but not limited to, Dr. Robert Cohen and Dr. Alan Cohen or their permitted designees (together, the "Cohen Family"); (iii) negotiating with the Cohen Family, the terms of the Sale of each of the Center and Sterling Optical; and (iv) rendering advice and assistance in connection with the consummation of any such sale to the Cohen Family.

         The Company will (and will request that the Cohen Family) cooperate reasonably with Balfour in connection with our financial review and analysis, and will (and will request that the Cohen Family) provide Balfour with such information concerning the Company, Sterling Optical and the Center as Balfour reasonably deems necessary for our financial review and analysis. All such information provided by the Company relating to the Sale will be complete and accurate and not misleading in any material respect, and shall be kept strictly confidential by Balfour and not used for any other reason other than in connection with Balfour's services provided hereunder.

         The Company agrees, in consideration of Balfour's services to be provided to the Company pursuant to this agreement, to issue to Balfour, simultaneous with the execution of this agreement, an option to purchase 125,000 shares of the common stock, par value $0.01 per share, of the Company (the "Common Stock") pursuant to a Non-Qualified Stock Option Agreement in the form attached hereto as Exhibit A (the "Option"). In the event that the Option is cancelled or does not vest pursuant to the terms thereof, the Company shall pay to Balfour, in consideration of its services to the Company pursuant to this agreement, only such consideration as determined by the Board of Directors of the Company in its sole discretion. The Company shall also pay the reasonable out-of-pocket expenses of Balfour (including the reasonable fees and disbursements of Balfour's counsel for legal services rendered in connection with the services to be performed by Balfour hereunder, only, not to exceed $15,000 unless previously approved by the Company in writing). Reimbursement for expenses incurred shall be due within thirty (30) days of its receipt of Balfour's invoice in respect thereof, together with reasonable documentation of such expenses, regardless of whether the Sale is consummated. Furthermore, the Company agrees to pay any sales, use or similar taxes (including additions to such taxes, if any, but specifically excluding income taxes payable by Balfour) arising in connection with any matter referred to in this letter.

         The Company agrees to indemnify and hold Balfour (which term includes its directors, controlling persons (as such term is defined under the Securities Act of 1933), officers, employees and agents) harmless against and from all losses, claims, damages or liabilities, and all actions, claims, proceedings and investigations in respect thereof, arising out of or in connection with the engagement or Balfour's services rendered in connection with this engagement, and to periodically pay, or reimburse Balfour, for all reasonable legal and other out- of-pocket expenses as incurred by Balfour in connection with investigating, preparing or defending any such action, claim, proceeding or investigation (whether or not Balfour is named as a party thereto), subject to reimbursement by Balfour if it is determined that Balfour is not entitled to indemnification in accordance with this letter. The Company also agrees that Balfour shall have no liability to the Company or its affiliates, partners, directors, agents, employees, controlling persons or security holders for any losses, claims, damages or liabilities arising out of or in connection with this engagement. Notwithstanding the foregoing, the Company shall not be so liable to indemnify, and Balfour shall not be so exculpated from liability, to the extent that any such loss, claim, damage or liability resulted from Balfour's gross negligence or willful misconduct. The Company further agrees that without the written consent of Balfour (which consent shall not be unreasonably withheld or delayed), the Company will not settle or compromise any pending or threatened action, claim, proceeding or investigation with respect to which indemnification may be available hereunder unless such settlement or compromise includes an unconditional release of Balfour from all liability resulting from such action, claim, proceeding or investigation.

         If for any reason the foregoing indemnification, exculpation, and reimbursement is unavailable to Balfour or insufficient to hold it harmless even though the express provisions hereof provide for indemnification and exculpation in such case, then the Company shall contribute to the amount paid or payable by Balfour as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and Balfour on the other hand, and to the extent required by applicable law, the relative fault of the Company and of Balfour and any other relevant equitable considerations.

         The reimbursement, indemnity and contribution obligations of the Company under this agreement shall be in addition to any liability which the Company may otherwise have, shall survive any termination of this agreement and shall be binding upon and extend to the benefit of any successors, assigns, heirs and personal representative of the Company and Balfour.

         Our agreement represented by this letter shall be governed by the internal laws of New York. Any dispute or controversy arising out of this agreement shall be determined by arbitration conducted in accordance with the rules of the National Association of Securities Dealers, Inc. then in effect. Any arbitration award shall be final and binding upon the Company and Balfour, and judgment upon the award may be entered in any court having jurisdiction.

         If this letter correctly sets forth the understanding between us, please so indicate by signing on the designated space below and returning a signed copy to us, whereupon this letter shall constitute the agreement between us.

                                      Sincerely,
                                      BALFOUR INVESTORS INCORPORATED

                                      By:      ________________________________
                                      Name:    Jay Goldsmith
                                      Title:   President





Agreed to and accepted this 7th day of November, 2000


EMERGING VISION, INC.


By:      ________________________________
         Name:
         Title: